UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 4, 2014 (November 3, 2014)

USG Corporation
(Exact name of registrant as specified in its charter)
Commission File Number: 1-8864
Delaware	36-3329400
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(312) 436-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 3, 2014, USG Corporation (the “Company”) entered into binding memoranda of understanding to settle all claims made against the Company and its subsidiary, United States Gypsum Company, in the direct and indirect purchaser class actions consolidated in the lawsuit, In re: Domestic Drywall Antitrust Litigation, MDL No. 2437, pending in the United States District Court for the Eastern District of Pennsylvania.  Pursuant to the binding memoranda of understanding, which were entered into with counsel representing the direct purchaser and indirect purchaser classes in the lawsuit, the Company has agreed to pay a total of $48 million in cash to settle the claims.  Of the $48 million settlement payment, $39.25 million will be allocated to the direct purchaser class settlement fund and $8.75 million will be allocated to the indirect purchaser class settlement fund.  The Company anticipates entering into long-form settlement agreements memorializing the terms of the binding memoranda of understanding, which long-form settlement agreements will be subject to court approval.  The memoranda of understanding, in which the Company denies all wrongdoing, also include releases of the Company as well as its subsidiaries, affiliates, and other related parties, for the time period from January 1, 2012 through the date of execution of the long-form settlement agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant
Date:	November 4, 2014	By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson,
Executive Vice President
General Counsel and Secretary